Exhibit 10.1

Michael Mulica

[Address]

February 14, 2013

Dear Mike:

As you know, your employment with Unwired Planet, Inc. (together with its affiliates, the “Company”) will terminate effective upon the earlier of May 31, 2013 and the date that the Company appoints a new President and Chief Executive Officer (the earlier referred to as the “Termination Date”). Until the Termination Date, you will continue to act in the capacity of President and Chief Executive Officer of the Company on a full-time basis at the Company’s Reno, Nevada office. You also agree to continue to serve as a member of the Company’s Board of Directors (the “Board”) until the expiration of your current term.

In connection with your joining the Company, we entered into an offer letter with you dated October 3, 2011 (the “Offer Letter”) and you are also eligible to participate in our Executive Severance Benefit Policy, as modified by the terms of your Offer Letter. In addition, in connection with and during the term of your employment with the Company, you were granted certain stock option and restricted stock unit awards for shares of the Company’s common stock (the “Equity Awards”).

The termination of your service on the Termination Date will constitute a termination of your employment by the Company other than for “Cause” under your Offer Letter. In addition, subject to the terms of this letter agreement (the “Separation Agreement”), the Company is offering certain additional incentives to you. Accordingly, this Separation Agreement confirms the parties’ understanding with respect to your cash severance payments, salary continuation, the equity acceleration and exercise periods for your Equity Awards and certain other matters. Notwithstanding anything to the contrary in the Executive Severance Policy, the Offer Letter or in the award agreements covering your Equity Awards, upon the earlier of (i) the termination of your employment by the Company other than for Cause (as defined in the Offer Letter) or (ii) the Termination Date:

(i)	100% of the unvested portion of all of your Equity Awards shall automatically be accelerated in full so as to become immediately and completely vested and no longer subject to any contractual restrictions, and your restricted stock units shall be settled as soon as reasonably practicable thereafter in accordance with the terms of the award agreements covering such Equity Awards;

(ii)	the period after the Termination Date during which you may exercise your stock options shall be extended by 15 months so that you may have a total of 18 months (or until the earlier expiration date of any such options) to exercise your stock options;

(iii)

if you elect to continue to receive health insurance coverage under the Company’s health plans pursuant to the terms of the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”), the Company shall pay the full premium cost of such coverage on behalf of you and your dependents, if any, for the lesser of six months or until you and your covered dependents, if any, become eligible for health insurance coverage through another source;

(iv)	you shall be entitled to up to six months outplacement assistance in the form determined by the Company offered through a third party vendor selected by the Company;

(v)	you shall be eligible to receive an incentive cash award for the first six months of 2013 in an amount up to 150% of your base salary actually earned for such period, prorated according to the number of days actually worked and based on the achievement of or progress towards the goals outlined on Schedule I hereto; and

(vi)	you shall be entitled to continued payment for twelve months of your current base salary, commencing upon the Termination Date (collectively with the matters described in (i) through (v), referred to as the “Separation Benefits”).

In addition, you shall be eligible to receive a restricted stock unit award under the Company’s Amended and Restated 2006 Stock Incentive Plan for no more than 100,000 restricted stock units, such award amount to be determined at the sole discretion of the Board (the “Separation RSU Award”). If this Separation RSU Award is granted, it shall be granted immediately prior to the effective time of your termination. The Separation RSU Award will be 100% vested upon grant and settled as soon as reasonably practicable thereafter, such grant further subject to your execution of an award agreement substantially in the form attached hereto as Exhibit B.

Realization of the Separation Benefits and receipt of the Separation RSU Award is conditioned upon (i) your providing continuous, full-time service to the Company through the Termination Date and (ii) your execution without revocation of an effective release of claims in the form of release attached hereto as Exhibit A (the “Release”) on or prior to the Termination Date (with the Release to be executed at the time that this Separation Agreement is entered into and again on or prior to the Termination Date).

For the avoidance of doubt, the Executive Severance Benefit Policy and the Offer Letter (and any agreements entered into in connection therewith) shall continue in full force and effect as to you and shall govern the other matters set forth therein, including without limitation the non-competition covenant set forth in Section 6 of the Executive Severance Benefit Policy, except that the Separation Benefits and the Separation Award Agreement shall be awarded in lieu of the incentive cash award described in the “Incentive Compensation” paragraph of your Offer Letter, any of the payments and other benefits provided in the “Severance” paragraph in your Offer Letter and in Section 4 of the Executive Severance Benefit Policy. Should any conflict arise between Section 3 of the Executive Severance Benefit Policy and this Separation Agreement, this Separation Agreement shall control.

As an acknowledgment of the terms of this Separation Agreement and in order to receive the benefits provided herein, please sign and return a copy of this Separation Agreement where indicated below, along with your executed Release.

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Thank you for your service to the Company.

Very truly yours,

UNWIRED PLANET, INC.

/S/ PETER A. FELD
Name: Peter Feld Title: Chairman of the Board of Directors

Accepted and acknowledged:

/S/ MICHAEL MULICA
Michael Mulica

{Signature Page to Separation Agreement}

Schedule I

Performance Criteria

EXHIBIT A

RELEASE OF CLAIMS

1. In. exchange for the severance payment and other benefits described in the Separation Agreement with Unwired Planet, Inc. (the “Company”), I and my successors and assigns release the Company and its successors and assigns, and each of their respective parents, divisions, subsidiaries, and affiliated entities, and each of those entities’ respective current and former shareholders, investors, directors, officers, employees, agents, attorneys, insurers, legal successors and assigns, from any and all claims, actions and causes of action, whether now known or unknown, that I have, or at any other time had, or shall or may have against those released parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including the date on which I sign this Release of Claims, including, but not limited to, any claims of wrongful termination, breach of express or implied contract, fraud, negligent misrepresentation, defamation, infliction of emotional distress, retaliation or national origin, race, age, sex, disability, sexual orientation or other discrimination or harassment under the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Fair Employment and Housing Act, or any other applicable law. This Release of Claims will not apply to any rights or claims that cannot be released as a matter of law, including any statutory indemnity rights, to any claims under the terms of the Indemnity Agreement entered into by me and the Company, if any, and it will not apply to any claims that arise after the date on which I sign this Release of Claims.

2. I acknowledge that I have read section 1542 of the Civil Code of the State of California which, in its entirety, states:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

I hereby waive any rights that I have under section 1542 of the Civil Code of the State of California (or any similar provision of the laws of any other jurisdiction) to the fullest extent that 1 may lawfully waive such rights pertaining to this Release of Claims, and I affirm that it is my intention to release all known and unknown claims that I have against the parties released in Paragraph 1 above.

3. I acknowledge that I have been paid all earned wages and accrued, unused vacation/paid time off that I earned during my employment with the Company.

4. I agree that I will not, at any time in the future, make any critical or disparaging statements about the Company, its products or its employees, unless such statements are made truthfully in response to a subpoena or other legal process. The Company agrees that it shall use its reasonable efforts to cause its officers and directors to not, at any time in the future, make any critical or disparaging statements about me to any third party, unless such statements are made truthfully in response to a subpoena or other legal process.

5. I acknowledge that I have returned to the Company all Company property and documents (whether in paper or electronic form, and all copies thereof) and any Company proprietary or confidential information (and all reproductions thereof in whole or in part) that were in my possession, custody, or control. I acknowledge and agree that following the termination of my employment with the Company, I continue to be bound by, and will comply with, the terms of the Confidential Information and Invention Assignment Agreement between me and the Company of October 6, 2011.

6. This Release of Claims constitutes the entire agreement between the Company and me with regard to the subject matter hereof. Both parties acknowledge that they have carefully read and fully understand this Release of Claims and I have not relied on any statement, written or oral, which is not set forth in this document. Both parties understand and agree that this Release of Claims cannot be modified or amended except by a document signed by me and an authorized officer of the Company.

I UNDERSTAND THAT I SHOULD CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS RELEASE OF CLAIMS AND THAT I AM GIVING UP ANY LEGAL CLAIMS I HAVE AGAINST THE PARTIES RELEASED ABOVE BY SIGNING THIS RELEASE OF CLAIMS. I ALSO UNDERSTAND THAT I MAY HAVE UP TO 21 DAYS TO CONSIDER AND SIGN THIS RELEASE OF CLAIMS, THAT I MAY REVOKE THIS RELEASE OF CLAIMS AT ANY TIME DURING THE SEVEN DAY PERIOD AFTER I SIGN IT BY WRITTEN NOTICE OF REVOCATION TO THE BOARD OF DIRECTORS OF THE COMPANY, AND THAT THIS RELEASE OF CLAIMS WILL NOT BECOME EFFECTIVE UNLESS I DO NOT REVOKE IT DURING THAT SEVEN DAY PERIOD. I ACKNOWLEDGE THAT I HAVE READ AND UNDERSTAND THIS RELEASE OF CLAIMS, AND I AM SIGNING THIS RELEASE OF CLAIMS KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE PAYMENTS AND BENEFITS DESCRIBED ABOVE AND IN THE SEPARATION AGREEMENT, WHICH PAYMENTS AND BENEFITS I AM NOT ENTITLED TO RECEIVE EXCEPT AS A RESULT OF SIGNING THIS RELEASE OF CLAIMS.

[Signature page follows.]

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Dated: February 14, 2013	Signature: /S/ MICHAEL MULICA
Michael Mulica

UNWIRED PLANET, INC.

/S/ PETER A. FELD
Dated: February 15, 2013	By: Peter Feld Its: Chairman of the Board of Directors

{Signature Page to Release}

EXHIBIT B

Form of RSU Agreement